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[LOGO]

                                   LOAN AGREEMENT

     THIS LOAN AGREEMENT ("Agreement") is made and entered into as of March 27, 1998 by and between ALDILA, INC., a Delaware corporation ("Borrower") and UNION BANK OF CALIFORNIA, N.A. ("Bank").

     SECTION 1. THE LOAN

                 1.1.1 THE REVOLVING LOAN. Bank will loan to Borrower an amount not to exceed Ten Million Dollars ($10,000,000) outstanding in the aggregate at any one time (the "Revolving Loan"). Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Hundred Thousand Dollars ($100,000) in accordance with the terms of the revolving note. All borrowings of the Revolving Loan must be made before June 30, 1999 at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") on the standard form used by Bank for commercial loans. Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed to be the amount of the Revolving Loan outstanding. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

          1.2    TERMINOLOGY.

                 As used herein the word "Loan" shall mean, collectively, all the credit facilities described above.

                 As used herein the word "Note" shall mean, collectively, all the promissory notes described above.

                 As used herein, the words "Loan Documents" shall mean all documents executed in connection with this Agreement.

          1.3 PURPOSE OF LOAN. The proceeds of the Revolving Loan shall be used for general working capital and general corporate purposes.

          1.4 INTEREST. The unpaid principal balance of the Revolving Loan shall bear interest at the rate or rates provided in the Revolving Note and selected by Borrower. The Revolving Loan may be prepaid in full or in part only in accordance with the terms of the Revolving Note and any such prepayment shall be subject to the prepayment fee provided for therein.

          1.5 UNUSED COMMITMENT FEE. On the last calendar day of the third month following the execution of this Agreement and on the last calendar day of each three-month period thereafter until June 30, 1999, or the earlier termination of the Loan, Borrower shall pay to Bank a fee of one-quarter of one percent (0.25%) per year on the average unused portion of the Loan for the preceding quarter computed on the basis of actual days elapsed of a year of 360 days.

          1.6 BALANCES. Borrower shall maintain its major depository accounts with Bank until the Note and all sums payable pursuant to this Agreement have been paid in full.

          1.7 DISBURSEMENT. Upon execution hereof, Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization executed by Borrower.

          1.8 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and any Note or any of the other Loan Documents, the terms of such Note or other Loan Documents will prevail over the terms of this Agreement.


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     SECTION 2. CONDITIONS PRECEDENT

     Bank shall not be obligated to disburse all or any portion of the proceeds of the Loan unless at or prior to the time for the making of such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

          2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the making of such disbursement and shall have executed and delivered to Bank the Note and other documents deemed necessary by Bank.

          2.2 BORROWING RESOLUTION. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the Board of Directors of Borrower, authorizing this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

          2.3 CONTINUING COMPLIANCE. At the time any disbursement is to be made, there shall not exist any event, condition or act which constitutes an event of default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute such event of default; nor shall there be any such event, condition, or act immediately after the disbursement were it to be made.

     SECTION 3. REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants that:

          3.1 BUSINESS ACTIVITY. The principal business of Borrower is the manufacture of graphite golf shafts, carbon fiber, other composite materials and products which employ carbon fiber and composite materials.

          3.2 AFFILIATES AND SUBSIDIARIES. Borrower's affiliates and subsidiaries (those entities in which Borrower has either a controlling interest or at least a 25% ownership interest) and their addresses, and the names of Borrower's principal shareholders, are as provided on a schedule delivered to Bank on or before the date of this Agreement.

          3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement, the Note and all other agreements and instruments required by Bank in connection with the Loan are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

          3.4 FINANCIAL STATEMENTS. The financial statements of Borrower, including both a balance sheet at December 31, 1997, together with supporting schedules, and an income statement for the twelve (12) months ended December 31, 1997, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of Borrower during the period covered thereby. Since December 31, 1997, there has been no material adverse change in the financial condition or operations of Borrower.

          3.5 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of the property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all liens, encumbrances, security interests and adverse claims ("Liens"), except for Permitted Liens, as defined in Section 5.1.

          3.6 LITIGATION. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

          3.7 DEFAULT. Borrower is not now in default in the payment of any of its material obligations, and there exists no event, condition or act which constitutes an event of default under Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an event of default.

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          3.8    ORGANIZATION. Borrower is duly organized, validly existing and in good standing under the laws of the state of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

          3.9 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all of the other Loan Documents.

          3.10 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite action of Borrower.

          3.11 QUALIFICATION. Borrower is duly qualified and in good standing as a foreign corporation in each jurisdiction where the failure to qualify would have a material adverse effect on the operations or financial condition of Borrower.

          3.12 COMPLIANCE WITH LAWS. Borrower is not in violation with respect to any applicable laws, rules, ordinances or regulations which violation materially affects the operations or financial condition of Borrower.

          3.13 ERISA. Any defined benefit pension plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

          3.14 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and none of the proceeds of the Loan will be used directly or indirectly for such purpose.

          3.15 CONTINUING REPRESENTATIONS. These representations shall be considered to have been made again at and as of the date of each disbursement of the Loan and shall be true and correct as of such date or dates.

     SECTION 4.  AFFIRMATIVE COVENANTS

     Until the Note and all sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

          4.1 USE OF PROCEEDS. Borrower will use the proceeds of the Loan only as provided in subsection 1.3 above.

          4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof, provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

          4.3 MAINTENANCE OF EXISTENCE. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair, ordinary wear and tear excepted, and except for the disposition of inventory, or of excess or obsolete equipment which is disposed of in an arm's length transaction or has no tangible financial value, in the ordinary course of business. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

          4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank to have reasonable access thereto, to make reasonable examination and photocopies thereof, and, upon reasonable advance notice, to make audits during regular business hours. Costs for such audits shall be paid by Borrower.


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     4.5  INFORMATION FURNISHED. Borrower will furnish to Bank:

          (a) Within forty five (45) days after the close of each fiscal quarter, except for the final fiscal quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supportive schedules and statement of retained earnings for that fiscal quarter, prepared in accordance with generally accepted accounting principles;

          (b) Within ninety (90) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year, its income and expense statement and retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous year;

          (c) As soon as available, copies of such financial statements and reports as Borrower may file with any state or federal agency, including all 1O-Q, 10-K, and other reports as filed with the Securities and Exchange Commission ("SEC");

          (d) Such other financial statements and information as Bank may reasonably request from time to time;

          (e) In connection with each financial statement provided hereunder, a certification of compliance with all covenants under this Agreement, executed by Borrower's chief financial officer or other duly authorized officer of Borrower, in form acceptable to Bank including Borrower's statement certifying that no default has occurred and no event exists which with notice or the lapse of time, or both, would result in a default hereunder;

          (f) In connection with each fiscal year-end statement required hereunder, any management letter of Borrower's certified public accountants;

          (g) Prompt written notice to Bank of all events of default under any of the terms or provisions of this Agreement or of any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to Borrower, would have a material adverse effect on Borrower's financial condition; and of any other matter which has resulted in, or is likely to result in, a material adverse change in its financial condition or operations; and

          (l) Prior written notice to Bank of any changes in Borrower's officers and other senior management; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office.

     4.6 PROFITABILITY. Borrower will maintain its net income, after provision for income taxes, calculated as the sum of the most recent fiscal quarter plus the three (3) fiscal quarters ended immediately prior to such quarter, of not less than:

              i)    $1,500,000 at December 31, 1997;
             ii)    $1,000,000 at March 31, 1998;
            iii)    $  400,000 at June 30, 1998;
             iv)    $  450,000 at September 30, 1998;
              v)    $3,100,000 at December 31, 1998;
             vi)    $3,100,000 at March 31, 1999;
            vii)    $3,500,000 at June 30, 1999.

          4.7 CASH FLOW TO DEBT SERVICE RATIO. Borrower will maintain a ratio of Cash Flow to Debt Service of not less than 1.25:1.0. "Cash Flow" shall mean the sum of net income plus interest payments, tax payments, depreciation, amortization and rents LESS income received from sub-leases, unfinanced Normalized Capital Expenditures and dividends paid, all for the most recent fiscal quarter plus the three (3) fiscal quarters ended immediately prior to such quarter. "Debt Service" shall mean that portion of rent, long-term liabilities and capital leases, net of income received from sub-leases, coming due within twelve (12) months after the date of calculation plus interest payments projected by Borrower for the same period, but shall not include principal

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amounts outstanding under the Revolving Loan. "Normalized Capital Expenditures"
shall mean those capital expenditures made by Borrower except those related to Borrower's single production line and associated facility located in Evanston, Wyoming.

          4.8 NET WORTH. Borrower will maintain net worth of not less than Seventy Million Dollars ($70,000,000) as of December 31, 1997 and will at all times thereafter maintain a minimum net worth that increases from said amount as of each fiscal year end of Borrower by fifty percent (50%) of Borrower's net income after taxes.

          4.9 TOTAL LIABILITIES TO NET WORTH. Borrower will maintain a ratio of total liabilities to net worth of not less than 0.60:1.0.

          4.10 INSURANCE. Borrower will keep all of its insurable property, real, personal or mixed, insured by good and responsible companies against fire and such other risks as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker's compensation insurance and adequate insurance against liability for damages to persons and property.

          4.11 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time.

          4.12 LITIGATION AND ATTORNEYS' FEES. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

          4.13 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and legal staff.

          4.14 REPORTS UNDER PENSION PLANS. Borrower will furnish to Bank, as soon as possible and in any event within 15 days after Borrower knows or has reason to know that any event or condition with respect to any defined benefit pension plans of Borrower described in Section 3 above has occurred, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

     SECTION 5. NEGATIVE COVENANTS

     Until the Note and all other sums payable pursuant to this Agreement or any other of the Loan Documents have been paid in full, unless Bank waives compliance in writing, Borrower agrees that:

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          5.1    ENCUMBRANCES AND LIENS.

                 (a) Borrower will not create any Lien on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for (i) Liens specifically referred to in the financial statements of Borrower as at December 31, 1997 or in a schedule delivered to Bank prior to the execution hereof, (ii) Liens incidental to the conduct of Borrower's business or the ownership of Borrower's assets which (a) do not secure indebtedness and (b) do not in the aggregate materially detract from the value of Borrower's assets or materially impair the use thereof in the operation of Borrower's business,
(iii) Liens incurred by Borrower in the ordinary course of business for items not past due and payable, including mechanics' and materialmen's liens and deposits and charges for workers' compensation and liens for taxes and assessments not past due and payable, or where such items are being contested in good faith provided provision is made to the reasonable satisfaction of Bank for the eventual payment thereof if subsequently found payable by Borrower, (iv) purchase money security interests encumbering only the personal property acquired, (v) operating leases or licenses under which Borrower uses or possesses any property, whether personal or real, and (vi) the sublease of all or any portion of the real property currently leased by Borrower at 15822 Bernardo Center Drive, San Diego, California (collectively, "Permitted Liens").

                 (b) Borrower will not assume or suffer to exist any Lien on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except for Permitted Liens.

          5.2 BORROWINGS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements made with Bank.

          5.3 SALE OF ASSETS, LIQUIDATION OR MERGER. Borrower will neither liquidate nor dissolve nor enter into any consolidation, merger, partnership or other combination, nor convey, nor sell, nor lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another, provided, however, Borrower may acquire, by purchase of stock, purchase of assets or merger, all or any substantial division or portion of the assets and business of another entity if (a) such acquisition is uncontested by such entity, (b) the principal business of such entity is the same as that of Borrower as defined in Section 3.1 hereof, (c) Borrower is the surviving entity, (d) the consideration paid or to be paid by Borrower in connection with such acquisition, whether in the form of shares of Borrower's stock, cash, debt due to seller, or otherwise, when added to the consideration paid or to be paid by Borrower in connection with all other acquisitions made by Borrower at any time on or after the date of this Agreement but on or prior to the date of such acquisition, does not exceed, in the aggregate, the sum of (i) twenty percent (20%) of Borrower's net worth as at Borrower's fiscal year-ended December 31, 1997, AND (ii) fifty percent (50%) of Borrower's cumulative EBITDA, measured quarterly on a current fiscal year-to-date basis, (e) the amount of consideration paid or to be paid in a form other than shares of Borrower's stock in connection with such acquisition, when added to the consideration paid or to be paid by Borrower in a form other than shares of Borrower's stock in connection with all other acquisitions made by Borrower at any time on or after the date of this Agreement but on or prior to the date of such acquisition, does not exceed an amount equal to sixty percent (60%) of the maximum amount permitted under subparagraph (d) above; and (f) no Event of Default shall have occurred and be continuing either immediately prior to or immediately after the making of such acquisition, or shall be caused thereby. "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization.

          5.4 LOANS, ADVANCES AND GUARANTIES. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit.

          5.5 INVESTMENTS. Borrower will not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided all such permitted investments shall mature within one year of purchase.

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          5.6    PAYMENT OF DIVIDENDS. Borrower will not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

     SECTION 6. EVENTS OF DEFAULT

     The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Note, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

          6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

          6.2    Any default shall occur under the Note; or

          6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents.

     SECTION 7. MISCELLANEOUS PROVISIONS

          7.1 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

          7.2 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

          7.3 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

          7.4 APPLICABLE LAW. This Agreement and all other agreements and instruments required by Bank in connection therewith shall be governed by and construed according to the laws of the State of California.

          7.5 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of any conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

          7.6 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications verbal or written between Borrower and Bank shall be of no further effect or evidentiary value.

          7.7 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          7.8 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

          7.9 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but when together shall be one and the same instrument.


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     SECTION 8. SERVICE OF NOTICES

          8.1 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given:
(a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and
(d) upon telephoned confirmation of receipt, if telecopied.

          8.2 The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

     THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.

UNION BANK OF CALIFORNIA, N.A.          ALDILA, INC.


By:  /s/ Douglas Lambell                By:  /s/ Robert J. Cierzan
   --------------------------------        -------------------------------
Title    Vice President                Title     Vice President
      -----------------------------          -----------------------------


By:  /s/ Steve Dunne                    By:
   --------------------------------        -------------------------------
Title:    Vice President                Title:
      -----------------------------          -----------------------------


Address:   530 B Street, 4th Floor      Address:    15822 Bernardo Center Drive
           San Diego, California 92101              San Diego, California 92127
Attention: Steven N. Adkins,            Attention:  Robert J. Cierzan,
           Vice President                           Vice President of Finance
Telecopier:(619) 230-3766               Telecopier:(619) 592-0403
Telephone: (619) 230-3750               Telephone: (619) 592-0404


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